Exhibit 99
	For Release:	September 28, 2021

	Investor Contact:	Vince Meyer
218-723-3952
NEWS		vmeyer@allete.com
	Media Contact:	Amy Rutledge
arutledge@mnpower.com

ALLETE announces third partner in Nemadji Trail Energy Center Project
Basin Electric joins Dairyland Power and ALLETE as an investor and owner of the planned Superior, WI plant

DULUTH, Minn. – ALLETE, Inc. (NYSE:ALE) - announced today it is selling a portion of its ownership stake in the planned Nemadji Trail Energy Center (NTEC) to North Dakota-based Basin Electric Power Cooperative for approximately $20 million.
Basin Electric will become a 30 percent owner in the facility through its wholly owned subsidiary Nemadji River Generation LLC. ALLETE will retain a 20 percent ownership stake in the NTEC project through its subsidiary South Shore Energy LLC, with an expected total investment by ALLETE of approximately $140 million. Dairyland Power Cooperative will remain a 50 percent owner of the planned facility.
NTEC is a proposed combined-cycle, state-of-the-art natural gas power plant to be built in Superior, Wisconsin, and will be capable of delivering approximately 600 megawatts. The sale to Basin Electric does not change the size of the NTEC project or its anticipated economic impact as the single-largest private investment in Douglas County history.
“We are pleased to welcome another strong partner to the project in Basin Electric, affirming the important role this facility will play in ensuring regional reliability while bridging the transition to a clean-energy future as more renewable energy resources are added to the region’s energy supply, ” said ALLETE Chair, President and CEO Bethany Owen. “NTEC remains an important part of our sustainability in action strategy to reduce carbon while ensuring our customers receive reliable, safe and affordable energy.”
With Basin Electric joining the project, ALLETE’s utility division Minnesota Power expects to contract for a lower amount of NTEC’s energy and, as part of its EnergyForward strategy to transition away from coal fired generation, will pursue investment in additional clean-energy technology. Minnesota Power will continue as constructor and operator of the plant. Dairyland Power and Basin Electric will utilize the remaining capacity of NTEC’s generation to serve their cooperative members.
“Natural gas remains an important part of Minnesota Power’s EnergyForward strategy to achieve coal-free generation by 2035 and reach a 100 percent carbon-free electricity supply by 2050,” said Minnesota Power Chief Operating Officer Josh Skelton. “Renewable sources such as wind and solar are not able to fulfill all of our customer’s energy needs on demand around the clock. We need reliable, modern energy sources such as NTEC to provide sustainable energy for our region and economy.”
The Minnesota Public Utilities Commission approved NTEC and the affiliated interest agreements between Minnesota Power and South Shore Energy in October 2018. The Public Service Commission of Wisconsin approved NTEC in January 2020 after a review that included a full Environmental Impact Statement. ALLETE is working with its two partners to secure the necessary permits to begin construction.
ALLETE, Inc. •30 West Superior Street, Duluth, Minnesota 55802
www.allete.com

“Investing in renewable-enabling infrastructure such as NTEC, emerging clean energy technology, and transmission capacity that supports the transition to a carbon-free energy future is all part of ALLETE’s strategy,” Owen said. “The plant also represents significant economic benefits for the region in the form of construction jobs, permanent operations jobs and long-term tax base. “
ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth; BNI Energy in Bismarck, N.D.; and has an eight percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com.
ALE-CORP

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.
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